EXHIBIT 11.1


                          GLASGAL COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                            FOR THE SIX MONTHS ENDED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                      January 31, 1998      January 31, 1997
                                      ----------------      ----------------


Earnings (loss) per share

Income (loss) from continuing           $     (245)            $  2,889
operations

Discontinued operations                       (443)             (3,733)
                                         ---------            ---------



Net income                              $     (688)            $  (844)
                                        ----------             --------



Weighted average number of shares           25,693               20,738
  outstanding



Assumed issuances under exercise of              0                    0
                                        ----------              -------
stock options and warrants


Weighted average and common stock
  equivalents                               25,693               20,738
                                        ----------             --------




Income (loss) from continuing                (0.01)               $0.14
operations

Discontinued operations per share            (0.02)              (0.18)



Net income (loss) per share             $    (0.03)            $  (0.04)